FOR IMMEDIATE RELEASE

Norfolk Southern’s EVP and CLO Hixon to retire; Galanko and Scheib are promoted.

NORFOLK, Va., Sept. 28, 2016 ‒ Norfolk Southern Corporation (NYSE: NSC) announced today that James A. Hixon, executive vice president law and corporate relations and chief legal officer, will retire effective Dec. 1, 2016.

“Jim has served Norfolk Southern in a wide variety of executive capacities for more than two decades,” said James A. Squires, chairman, president, and CEO. “His contributions to the success of our company and to the overall vitality of the American railroad industry are significant and long-lasting.”

Hixon joined NS in 1985 as a tax attorney and first was elected an officer of the company in 1993 when he was named vice president taxation. He subsequently was promoted to a series of more senior executive positions with wide ranging responsibilities, including senior vice president administration, and executive vice president finance and public affairs, before being named to his current position in 2005. Having served as chief legal officer for NS for more than a decade, Hixon is recognized as an industry leader in legal and government relations matters and is currently chair of the Policy and Advocacy Committee of the Association of American Railroads. He played a key role in creation of the National Railroad Retirement Investment Trust and establishment of the Trust’s investment policies, and has served multiple terms as trustee.

Hixon’s legal and corporate communications responsibilities will be assumed by William A. Galanko, whom the board of directors of Norfolk Southern Corp. named senior vice president law and corporate communications, effective Dec. 1, 2016.

Galanko joined NS in 1990 as a tax attorney and was named vice president taxation in 1999, vice president financial planning in 2005, and vice president law in 2006. Galanko holds an undergraduate degree from West Virginia University and law degrees from the College of William and Mary and Georgetown University.

Also effective Dec. 1, 2016, the board of directors named John M. Scheib vice president law, to replace Galanko. Since joining NS in 2005, Scheib has held positions of increasing responsibility in the NS law department and currently is general counsel commerce. Previously, Scheib served as chief of staff and counsel to the chairman of the U.S. Surface Transportation Board and as counsel to the railroad subcommittee in the U.S. House of Representatives. Scheib holds an undergraduate degree from the University of Virginia and a law degree from Villanova University. In 2015, he completed the General Management Program at Harvard Business School.

About Norfolk Southern
Norfolk Southern Corporation (NYSE: NSC) is one of the nation’s premier transportation companies. Its Norfolk Southern Railway Company subsidiary operates approximately 20,000 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal, automotive, and industrial products.

Media Inquiries:
Frank Brown, 757-629-2710 (fsbrown@nscorp.com)

Investor Inquiries:
Katie Cook, 757-629-2861 (katie.cook@nscorp.com)

http://www.norfolksouthern.com

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